Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

MANAGEMENT SERVICES AGREEMENT, dated as of May 14, 1999 between KPS Management, LLC, a Delaware limited liability company (“KPS”) and Blue Ridge Paper Products Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires that KPS provide it with certain ongoing advisory and management services, and KPS desires to render such services to the Company, on the terms and conditions set forth in this Agreement.

WHEREAS, the Company is the wholly owned subsidiary of Blue Ridge Holding Corp., a Delaware corporation (“Holdings”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1.                                Services.

During the term of this Agreement, KPS shall provide such advisory and management services to the Company and its subsidiaries as the Board of Directors of the Company shall reasonably request.  Such services may be performed at KPS’s offices.

SECTION 2.                                Compensation.

In consideration of the services to be provided in accordance with Section 1, the Company shall pay KPS a management fee by wire transfer in immediately available funds within 30 days of the end of each fiscal quarter of the Company, in an amount equal to one-half of one percent (0.5%) of the consolidated gross revenues of Holdings for such fiscal quarter then ended; provided, however that in no event shall the sum of such quarterly payments in any fiscal year exceed $3,000,000.  On the date hereof, the Company shall pay KPS by wire transfer of immediately available funds an amount equal to $500,000, which shall be credited against the quarterly management fee payments described above.

SECTION 3.                                Indemnification.

(a)                                  None of KPS, any of its affiliates or any of their respective partners, officers, directors, stockholders, agents or employees (and provided pursuant to this Agreement), except as may result from such Indemnified Party’s gross negligence or willful misconduct.

(b)                                 To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Indemnified Party from and against any losses, claims, damages, actions, demands, deficiencies, judgments or causes of action or liabilities, including without limitation, reasonable legal fees or other expenses incurred in investigating or defending against any such losses, claims, damages or liabilities based upon, arising out of or otherwise in respect of this Agreement.  The provisions of this Section 3 shall survive the termination of this Agreement.

SECTION 4.                                Reimbursement.

The Company shall promptly, upon request, reimburse KPS and its affiliates for all reasonable costs and expenses (including travel) incurred in connection with the performance of this Agreement.

SECTION 5.                                Assignment.

This Agreement may not be assigned by any party hereto without the written consent of the other party; provided, that KPS shall be entitled to assign this Agreement to any Person that is an affiliate of KPS or that otherwise assumes or is a successor to substantially all of the assets and liabilities of KPS.

SECTION 6.                                Termination.

This Agreement may be terminated by KPS at any time by written notice to the Company.  In addition, this Agreement shall terminate automatically upon the first to occur of the (i) tenth anniversary of this Agreement and (ii) end of the fiscal year in which KPS Special Situations Fund, L.P. and KPS Supplemental Fund L.P., collectively, cease to own at least 10% of the outstanding common stock of Holdings.  The provisions of Section 3 shall survive the termination of this Agreement.

SECTION 7.                                Notices.

All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given three Business Days after mailed when mailed by registered or certified mail, return receipt requested, or given by telecopy or other electronic means, or when delivered if given in person, to the following addresses of the parties hereto or to such other address as such party may have specified for notice:

(a)                                  KPS:

Management, LLC
200 Park Avenue
58th Floor
New York, NY  10166
Attn:                    Eugene Keilin

(b)                                 The Company:

Blue Ridge Paper Products Inc.
Main Street
Canton, NC  28716
Attn:                    Gordon Jones

SECTION 8.                                Modification.

This Agreement may not be modified or amended in any manner other than by an instrument in writing signed by both parties hereto, or their respective successors or assigns.

SECTION 9.                                Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

SECTION 10.                          Severability.

If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other Persons or circumstances shall not be affected thereby.

SECTION 11.                          Governing Law; Submission to Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OR RULE OF SUCH STATE.

SECTION 12.                          Successors and Assigns.

Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives heirs, administrators, executors, successors and assigns.

SECTION 13.                          Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  It shall not be necessary for all parties to execute the same counterpart hereof.

SECTION 14.                          Headings.

Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

SECTION 15.                          Interpretation.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

SECTION 16.                          Waivers.

No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing and signed by or on behalf of the party granting the waiver.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized as of the day and year first above written.

KPS MANAGEMENT, LLC

By:	/s/ David Shapiro
	Name:	David P. Shapiro
	Title:	Principal

BLUE RIDGE PAPER PRODUCTS INC.

By:	/s/ Gordon Jones
	Name:	Gordon Jones
	Title:	Chief Executive Officer